Exhibit 24(b)(8.144)

Fourth Amendment to the Selling and Services Agreement and Participation Agreement

     This Fourth Amendment dated as of March 10, 2009 by and between ING Life Insurance and Annuity Company (“ING Life”), ReliaStar Life Insurance Company (“ReliaStar”), ReliaStar Life Insurance Company of New York (“ReliaStar New York”), ING USA Annuity and Life Insurance Company (“ING USA”), ING Institutional Plan Services, LLP (“ING Institutional”), (collectively, the “Insurers”), ING Financial Advisers, LLC (“ING Financial”)(together with Insurers referred to collectively as “ING”), and Allianz Global Investors Distributors LLC (formerly PIMCO Advisers Distributors LLC)(“Distributor”) is made to the Selling and Services Agreement and Fund Participation Agreement dated as of March 11, 2003 (the “Agreement”), as amended on December 31, 2003, July 1, 2005, and October 1, 2008. Unless otherwise defined herein, terms defined in the Agreement are used herein as therein defined.

     WHEREAS, ING Institutional is a limited liability company that provides various recordkeeping and other administrative services to certain Plans; and

WHEREAS, the parties wish to add ING Institutional to the Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

     1. ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to Insurers in their capacity as recordkeepers in connection with the investment by Plans in the Funds are hereby amended to include ING Institutional. For purposes of the Agreement only, the defined term “Insurers” as used in connection with the direct investment by Plans in the Funds is hereby amended to include ING Institutional; the parties understand an acknowledge that ING Institutional is not an insurance company and does not issue Contracts. The defined term “ING” in the Agreement is hereby amended to include ING Life, ReliaStar, ReliaStar New York, ING USA, ING Institutional, and ING Financial.

     2. Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.	Omnibus Account.

     The parties agree that, with respect to each Fund, multiple omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which ING Institutional shall provide various recordkeeping and other administrative services. Alternatively, one Account may be maintained in connection with Plans for which both ING Life and ING Institutional shall provide such recordkeeping and administrative services. Accounts held in the name of ING Life, ReliaStar, ReliaStar New York, and ING USA shall be maintained for those Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, ReliaStar, ReliaStar New York, and ING USA, as service agent for Plans or issuer of the Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.	The following is added as Section 12(d) to the Agreement:

(d)	Representations of ING Institutional. ING Institutional represents and warrants:
(i) that it (1) is a limited liability company organized under the laws of the State
of	Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms; and

     (ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

4.	The following replaces Section 14(b) of the Agreement:
(b) Notices. All notices and other communications hereunder shall be given or made in
writing	and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:
Michael Pignatella
Counsel
ING Americas Legal Services
One Orange Way, C1S
Windsor, CT 06095
Fax: 860-580-4934

To Distributor:
Allianz Global Investors Distributors LLC
1345 Avenue of the Americas
New York, NY 10105
Attention: Legal Department

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

5.	The following paragraph is added under Section 14 “Miscellaneous” of the Agreement:
(g) The parties agree that transactions in the Funds by Plans or Plan Participants pursuant
to	the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds; provided however that upon written request by Distributor, the Insurers will implement such redemptions fees in a time frame and manner mutually acceptable to all parties. The parties acknowledge that they have entered into a letter agreement, dated January 8, 2009, between Distributor, ING Life, and ING Institutional, relating to the implementation of redemption fees in connection with Allianz funds, and that the letter agreement governs the terms of any redemption fee implementation as relates to those funds.

     6. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

     7. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND		ALLIANZ GLOBAL INVESTORS
ANNUITY COMPANY		DISTRIBUTORS LLC

By:	/s/ Robert Garrey	By:	/s/ Steven B. Plump
Name:	Robert Garrey	Name:	Steven B. Plump
Title:	Vice President	Title:	Executive Vice President

ING FINANCIAL ADVISERS, LLC		ING USA ANNUITY AND LIFE INSURANCE
COMPANY

By:	/s/ David A. Kelsey	By:	/s/ Richard Lau
Name:	David A. Kelsey	Name:	Richard Lau
Title:	COO/VP	Title:	Vice President

ING INSTITUTIONAL PLAN SERVICES, LLC		RELIASTAR LIFE INSURANCE COMPANY OF
NEW YORK

By:	/s/ Michelle Sheiowitz attorney in fact	By:	/s/ Richard Lau
Name:	Michelle Sheiowitz	Name:	Richard Lau
Title:	Vice President	Title:	Vice President

RELIASTAR LIFE INSURANCE COMPANY

By:	/s/ Robert Garrey
Name:	Robert Garrey
Title:	Vice President